Exhibit 10.2

Loan No. RIE539T07

MULTIPLE ADVANCE TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated May 23, 2005 (the “MLA”), is entered into as of February 14, 2007 between CoBANK, ACB (“CoBank”) and DAKOTA GROWERS PASTA COMPANY, INC., Carrington, North Dakota (the “Company”).

SECTION 1.         The Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed $20,000,000.00 (the “Commitment”).  Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.         Purpose.  The purpose of the Commitment is to fund a Treasury Stock repurchase.

SECTION 3.         Term.  The term of the Commitment shall be from the date hereof, up to and including April 30, 2007, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.         Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)     7–Day LIBOR Index Rate.  At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of seven (7)-day U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined) in each week with such rate to change weekly on such day plus the Performance Pricing Adjustments, if any, set forth in Section 4(D) below.  The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first U.S. Banking Day of each succeeding week and each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.  For purposes hereof:  (a) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (b) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)     Quoted Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that:  (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 10.

(C)     LIBOR.  At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus the Performance Pricing Adjustments set forth in Section 4(D) below.  Under this option:  (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3 or 6 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice.  For purposes hereof:  (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3 or 6 months thereafter, as the case may be; provided, however, that:  (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(D)     Performance Pricing Adjustments.  The interest rate spread parameters set forth in Subsection (A) and(C) above shall be either increased or decreased in accordance with the following schedule:

Total Debt to EBITDA (MLA, Section 10(B))	LIBOR Interest Rate Spread	7-Day LIBOR Interest Rate Spread

Equal to or greater than 4.00 to 1.00	+ 275 basis points	+ 275 basis points
Equal to or greater than 3.50 to 1.00 but less than 4.00 to 1.00	+ 250 basis points	+ 250 basis points
Equal to or greater than 3.00 to 1.00 but less than 3.50 to 1.00	+ 225 basis points	+ 225 basis points
Equal to or greater than 2.50 to 1.00 but less than 3.00 to 1.00	+ 200 basis points	+ 200 basis points
Less than 2.50 to 1.00	+ 175 basis points	+ 175 basis points

The initial spreads shall be those applicable to Total Debt to EBITDA of less than 2.50 to 1.00.  The applicable interest rate adjustment shall:  (i) be considered as of each fiscal quarter end based on the quarterly Compliance Certificate provided by the Company under Section 8(H)(vii) of the MLA; (ii) become effective as of the first day of the fiscal quarter following receipt of such information by

CoBank, and (iii) shall be effective on a prospective basis only and shall not affect existing fixed rate pricing.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal.  All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5.         Promissory Note.  The Company promises to repay the loans as follows:  (1) in 14 equal, consecutive quarterly installments of $1,350,000.00, with the first such installment due on May 20, 2011, and the last such installment due on August 20, 2014; and (2) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on November 20, 2014.  If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next day on which CoBank is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.

SECTION 6.         Prepayment.  Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s).  Unless otherwise agreed by CoBank, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 7.         Loan Origination Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank on the execution hereof a loan origination fee in the amount of $30,000.00.

SECTION 8.         Additional Conditions Precedent.  In addition to the Conditions Precedent set forth in the MLA, CoBank’s obligation to extend credit hereunder shall be conditioned upon the receipt by CoBank, in form and content acceptable to CoBank, of:

(A)  Evidence of Capital.  Such evidence as CoBank may require that the Company has obtained additional equity capital of no less than 50% of the Company’s treasury stock repurchase value with terms and conditions acceptable to CoBank.

(B) Consent to Additional Borrowings by Institutional Lenders.  Such evidence as CoBank may require that the Institutional Lenders including Babson Capital Management LLC, The Canada Life Assurance Company, and Security Financial Life Insurance Co. have consented to CoBank lending additional debt as required by the inter-creditor agreement.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA GROWERS PASTA
COMPANY, INC.

By:	By:	/s/ Edward Irion

Title:	Title:	CFO